Exhibit 3.77


                          ARTICLES OF ORGANIZATION
                                     OF

                                SIX JAYS LLC

         The undersigned, a natural person of at least 18 years of age, acting as organizer, hereby forms a limited liability company by virtue of the Colorado Limited Liability Company Act, Colo. Rev. Stat. 7-80-101, et. seq., as amended from -- --- time to time (the "Act") and adopts the following Articles of Organization for such limited liability company.

                                 ARTICLE I
                                    Name

         The name of the limited liability company is Six Jays LLC (the "Company").

                                 ARTICLE II
                              Registered Agent

         The registered agent of the Company in Colorado is Michael J. Sternick. The business address of the registered agent is 410 Seventeenth Street, 22nd Floor, Denver Colorado 80202-4437.

                                ARTICLE III
                                  Purpose

         The Company is organized for any legal and lawful purpose pursuant to the Colorado Limited Liability Company Act.

                                 ARTICLE IV
                              Initial Manager

         The number of initial managers shall be one. The name and address of the initial manager is:

               Name                           Address

         John A. Elway, Jr.               10030 East Arapahoe Road
                                          Englewood, Colorado  80112

The management of the Company is vested in the Manager, as provided in the Operating Agreement of the Company.

                                 ARTICLE V
                            Operating Agreement

         The Operating Agreement of the Company shall be executed by each Member of the Company and shall set forth all provisions for the affairs of the Company and the conduct of business to the extent that such provisions are not inconsistent with law or these Articles.